Exhibit 21.1

List of Subsidiaries of Registrant Eos Petro, Inc.

Wholly-owned subsidiaries of Eos Petro, Inc.:

1. Eos Global Petro, Inc., incorporated in Delaware

2. Eos Merger Sub, Inc., incorporated in Delaware

Wholly-owned subsidiaries of Eos Global Petro, Inc.

1. Plethora Energy, Inc., incorporated in Delaware

90% owned subsidiaries of Eos Global Petro, Inc.

1. EOS Atlantic Oil & Gas Ltd., incorporated in Ghana

90% owned subsidiaries of Plethora Energy, Inc.

1. Plethora Bay Oil & Gas Ltd., incorporated in Ghana